NEWS RELEASE
Contact: Troy D. Cook
Executive Vice President &
Chief Financial Officer
913-327-3109

NPC INTERNATIONAL, INC. ANNOUNCES AGREEMENT TO ACQUIRE 99 PIZZA HUT UNITS FROM A FRANCHISEE

Acquisition represents an 11% increase in NPC operated Pizza Hut units

OVERLAND PARK, KANSAS, (AUGUST 7, 2008) - Consistent with NPC International, Inc.’s objective to continue growth in the Pizza Hut system, the Company announced today that it had signed an Asset Purchase Agreement with Colonial Foods, LLC and affiliates to acquire 99 Pizza Hut units, including 9 fee owned properties for $35.0 million. This acquisition will be funded with available cash and borrowings on the Company’s $75.0 million revolving credit facility.

The stores are comprised of 46 delivery/carry-out units, 50 dine-in restaurants and 3 Pizza Hut/YUM! Brands multi-brand locations and are located in the following contiguous states: Virginia (96), Maryland (2) and West Virginia (1). According to information provided to NPC, the units to be acquired by the Company generated $81.8 million in net product sales during the 52 weeks ended December 2007.

NPC expects the acquisition to close in September 2008. Consummation of the transaction is subject to approval by Pizza Hut, Inc. and Yum! Brands, Inc., satisfactory completion of confirmatory due diligence and other customary approvals.

Jim Schwartz, Chairman and CEO of NPC International, Inc. said, “We are very excited about this acquisition, in part, because it fits perfectly with our mid-Atlantic operations in North Carolina and Delaware. In addition, these stores have been well operated historically and are located in a region of the country where Pizza Hut has a strong brand presence. We look forward to working with the team at Colonial Foods to complete a successful and seamless acquisition for the benefit of the restaurant teams and most importantly, the loyal Pizza Hut customers in these markets.

As stated previously, we remain keenly interested in growing our presence in the Pizza Hut brand. This acquisition, if successful, would bring the total number of Pizza Hut units acquired to 214 over 4 transactions since our acquisition by Merrill Lynch Global Private Equity in May of 2006. Going forward we will remain active in the acquisition of select markets that meet our investment objectives for this great brand as they become available.”

NPC International, Inc. is the world’s largest Pizza Hut franchisee and operates 887 Pizza Hut restaurants and delivery/carryout units in 24 states.

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7300 W 129th St,

Overland Park, KS 66213